Exhibit 99.1

For immediate release:	Media Contact:
December 5, 2010	Ray Kerins
(212) 733-9203
(917) 324-0080

Investors Contact:
Chuck Triano
(212) 733-3901

Pfizer Board of Directors Names Ian C. Read President and Chief Executive Officer

Read Succeeds Jeffrey B. Kindler, who has Retired
from the Company

New York – December 5, 2010 – Pfizer Inc. (NYSE: PFE) today announced that its Board of Directors has elected Ian C. Read, 57, currently head of the Company’s global biopharmaceutical operations, as President, Chief Executive Officer and Director. Mr. Read succeeds Jeffrey B. Kindler, who has retired from the Company.

The Board’s Lead Independent Director, Constance J. Horner, said, “In 2006, Jeff Kindler took on the challenge of transforming Pfizer in the face of enormous changes in the global health care marketplace and significant patent expirations of major products, including Lipitor.  Acting with the highest level of ethics and professionalism, he moved aggressively to drive change at the Company, including putting new, more focused and agile business units in place, building and enhancing world class compliance systems, recruiting talented new leaders, and refocusing and streamlining operations in every part of the world.  He also led the acquisition of Wyeth, which brought the Company valuable in-line and pipeline products and capabilities in attractive growth areas, including vaccines and biologics.  Due to the efforts of Jeff, the executive leadership team and Pfizer’s talented employees around the world, the Company is now a stronger, more diversified and more focused company.”

Mr. Kindler commented, “My nearly nine years at Pfizer and, particularly the last four and a half as CEO, have been extremely exciting and rewarding.  I feel our team can proudly boast of some transformational accomplishments.  However, the combination of meeting the requirements of our many stakeholders around the world and the 24/7 nature of my responsibilities, has made this period extremely demanding on me personally.  Now that we are about to complete a full year of operating Pfizer and Wyeth together, with our world-class team fully in place, I have concluded the time is right to turn the leadership of the company over to Ian Read.  Ian is an outstanding and experienced pharmaceutical executive who I know will make the next phase of the company’s future a successful one.  He is more than ready to take on these responsibilities and I am excited at the opportunity to recharge my batteries, spend some rare time with my family, and prepare for the next challenge in my career.

Ms. Horner added, “In the last four years as President of Pfizer’s pharmaceutical businesses, Ian has redefined our go to market approach with the creation of global business units and has brought to product development a focus and commitment to advance only medicines that have clear value to our customers.  Today’s business leaders need to understand global markets, drive change and innovation, and move quickly to adapt to competitive pressures.  Ian’s track record throughout his career has demonstrated these exact strengths.”

Mr. Read said, “I am honored to lead an organization with outstanding and dedicated colleagues on the front lines of medical innovation. We have a broad portfolio that spans the entire spectrum of human and animal health, from vaccines to biologics to primary care, specialty care, oncology, consumer products, nutritionals and beyond.  I have great confidence in the strength of our company and our leaders and will be looking at the performance and potential of all of our businesses to ensure we are delivering value to our customers and shareholders. We have all the elements for success -- financial strength, global reach, a disciplined focus on the therapeutic areas with the strongest growth potential and a talented and dedicated workforce.”

Since 2006, Mr. Read has led Pfizer’s Worldwide Biopharmaceutical Businesses which now comprises five global business units – Primary Care, Specialty Care, Oncology, Established Products and Emerging Markets – and accounts for approximately 85 percent of Pfizer’s annual revenues.  He was responsible for more than 40,000 Pfizer colleagues.  His leadership team consisted of senior executives directing Pfizer development and commercial operations in 180 nations.

Mr. Read joined Pfizer in 1978 and quickly assumed positions of increasing responsibility in Latin America.  In 1996, he was appointed President of Pfizer’s International Pharmaceuticals Group, with responsibility for Latin America and Canada. He was named Corporate Vice President in 2001, and assumed responsibility for Europe in addition to Canada.  Mr. Read later added the Africa/Middle East and Latin American regions to his leadership responsibility.

The Board will elect a non-executive Chairman from its current membership at its next regularly scheduled meeting that will take place within the next two weeks.

Pfizer Inc: Working Together for a Healthier World™

At Pfizer (NYSE: PFE), we apply science and our global resources to improve health and well-being at every stage of life.  We strive to set the standard for quality, safety and value in the discovery, development and manufacturing of medicines for people and animals.  Our diversified global health care portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as nutritional products and many of the world’s best-known consumer products.  Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time.  Consistent with our responsibility as the world's leading biopharmaceutical company, we also collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world.  For more than 150 years, Pfizer has worked to make a difference for all who rely on us. To learn more about our commitments, please visit us at www.pfizer.com.

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